Exhibit 10.25

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is made and entered into as of the 7th day of March, 2007, by and among MCP-MSC Acquisition, Inc., a Delaware corporation (the “Company”), and Patrick G. Dills (“Stockholder”).

WHEREAS, the Company desires to issue to the Stockholder 300,000 shares (the “Restricted Shares”) of the common stock in the Company, $0.001 par value per share (“Common Stock”), subject to the terms and conditions set forth herein;

NOW, THEREFORE, the Stockholder and the Company agree as follows:

1. Acquisition of Restricted Shares. The Stockholder hereby purchases from the Company, and the Company hereby sells to the Stockholder, the Restricted Shares at a purchase price of $0.001 per share (the “Original Purchase Price”). The Restricted Shares and any shares of capital stock of the Company acquired by the Stockholder as a result of any subdivision, combination or reclassification of Restricted Shares into a greater or smaller number of shares, recapitalization, reorganization, stock split, stock dividend or similar event (each a “Recapitalization Event”), are referred to herein as the “Shares” and such Shares are subject to the terms and conditions of this Agreement.

2. Representations and Warranties. The Stockholder represents, warrants and covenants as follows:

2.1. The Stockholder has full legal capacity, power, and authority to execute and deliver this Agreement and the Stockholders’ Agreement dated as of March 31, 2005, as from time to time in effect, among the Issuer, Monitor Clipper Equity Partners II, L.P., Monitor Clipper Equity Partners II (NQP), L.P. and the other parties thereto (the “Stockholders’ Agreement”) and to perform the Stockholder’s obligations hereunder and thereunder. This Agreement and the Stockholders’ Agreement has been duly executed and delivered by the Stockholder and are the legal, valid, and binding obligations of the Stockholder enforceable against the Stockholder in accordance with the terms hereof and thereof.

2.2. The execution, delivery, and performance by the Stockholder of this Agreement and the Stockholders’ Agreement and the consummation by the Stockholder of the transactions contemplated hereby and thereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Stockholder is subject, (ii) violate any order, judgment or decree applicable to the Stockholder, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which the Stockholder is a party or by which the Stockholder is bound.

2.3. Except as provided by this Agreement and the Stockholders’ Agreement, the Stockholder is not a party to or subject to any agreement or arrangement with respect to the voting or transfer of the Shares.

2.4. The Stockholder has thoroughly reviewed this Agreement and the Stockholders’ Agreement in their entirety. The Stockholder has had an opportunity to obtain the advice of counsel (other than counsel to the Company or its affiliates) prior to executing this Agreement, and fully understands all provisions of this Agreement and the Stockholders’ Agreement.

2.5. The Stockholder is acquiring the Shares solely for the Stockholder’s own account for investment and not with a view to or for sale in connection with any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Stockholder further represents that the entire legal and beneficial interest of the Shares is being acquired, and will be held, for the account of the Stockholder only and neither in whole nor in part for any other person.

2.6. The Stockholder was not presented with or solicited by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio or similar communications media, or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

2.7. The Stockholder’s principal residence is located at the address indicated in Exhibit A hereto.

2.8. The Stockholder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Stockholder further represents and warrants that the Stockholder has discussed the Company and its plans, operations and financial condition with its officers, has received all such information as the Stockholder deems necessary and appropriate to enable the Stockholder to evaluate the financial risk inherent in acquiring the Shares and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

2.9. The Stockholder has either (i) a preexisting personal or business relationship with the Company or any of its officers, directors, or controlling persons, consisting of personal or business contacts of a nature and duration to enable the Stockholder to be aware of the character, business acumen and general business and financial circumstances of the person with whom such relationship exists, or (ii) such knowledge and experience in financial and business matters as to make the Stockholder capable of evaluating the merits and risks of an investment in the Shares and to protect the Stockholder’s own interests in the transaction, or (iii) both such relationship and such knowledge and experience.

2.10. The Stockholder can afford the complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

2.11. The Stockholder understands that (x) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (y) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available and (z) in any event, the exemption from registration under Rule 144 will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with.

2.12. The Stockholder has executed and delivered to the Company a joinder to the Stockholders’ Agreement pursuant to which Stockholder became a party to the Stockholders’ Agreement as an “Other Investor” (as such term is used in the Stockholders’ Agreement). The Stockholder understands and agrees that all of the Shares shall be subject to the Stockholders’ Agreement as “Other Investor Shares” (as such term is used in the Stockholders’ Agreement), it being understood for the avoidance of doubt that all shares of Common Stock of the Company acquired by the Stockholder pursuant to any exercise under a stock option plan or agreement to which he may be a party shall be subject to the Stockholders’ Agreement as “Manager Shares” (as such term is used in the Stockholders’ Agreement).

2.13. Subject to the obligations of the Company to Executive pursuant to the provisions of Sections 4(c) of the Employment Agreement, the Stockholder agrees to pay to the Company from time to time any applicable withholding and employment taxes that will be owed as a result of Stockholder’s receipt of the Shares and the vesting thereof.

2.14. Stockholder has had the opportunity to consult with his own tax advisor regarding the tax consequences of entering into this Agreement.

3. Repurchase Rights.

3.1. If the Stockholder’s employment with the Company or any of its subsidiaries (collectively, “MSC”) is terminated by MSC or by the Stockholder voluntarily for any reason, or no reason, with or without “Cause” or “Good Reason” (as each such term is used in the that certain Employment Agreement dated as of March 31, 2006 between MSC-Medical Services Company and Stockholder (as amended, the “Employment Agreement”)), the Company (or, at the Company’s election, any parent or subsidiary of the Company) shall have the right to purchase (“Repurchase Right”), and the Stockholder shall, at the election of the Company, be obligated to sell all or any part of the Unvested Shares (as such term is defined below) owned by him at the time of termination, and, if the Stockholder’s employment with MSC is terminated by MSC for Cause or the Stockholder’s violation of any of Sections 10, 11 or 12 of the Employment Agreement, all or any part of the Vested Shares (as such term is defined below), in each case at the purchase price and on the terms provided in Section 3.2.

3.2. The Company may exercise its Repurchase Right by giving written notice to the Stockholder (or his legal representatives) at any time within 60 days following the termination of his employment with MSC, specifying the number of Vested Shares and Unvested Shares (as applicable) it wishes to purchase. The purchase price per Vested Share and Unvested Share shall be its Original Purchase Price (subject to equitable adjustment upon the occurrence of any Recapitalization Event).

3.3. Within thirty (30) days after receipt of the notice of the exercise of any Repurchase Right described in this Agreement, the Stockholder (or his legal representatives) shall deliver to the Company the certificate(s), together with duly executed stock powers, representing the Vested Shares and Unvested Shares being repurchased by the Company, against payment to the Stockholder (or his legal representatives), in the manner provided in Section 5, for the aggregate purchase price for such Vested Shares and Unvested Shares. Upon the date of such notice from the Company to the Stockholder (or his legal representatives), the interest of the Stockholder (and of his legal representatives) in the Vested Shares and Unvested Shares specified in such notice shall automatically terminate, except for the right to receive payment from the Company for such Vested Shares and Unvested Shares.

4. Vesting and Release of Shares from Repurchase Rights.

4.1. The Term “Unvested Shares” shall initially include all of the Shares.

4.2. On January 31st of each of 2008, 2009 and 2010, one-third of the Shares shall become Vested Shares.

4.3. In addition, if a Change in Control (as such term is defined in the Employment Agreement) shall occur, all Shares which are not then Vested Shares shall become Vested Shares.

4.4. From and following the first date that any Vested Share is sold in compliance with the Stockholders’ Agreement in connection with or following a Change in Control, the Repurchase Rights of the Company shall terminate and the provisions of Section 3 shall no longer be applicable with respect to such Share.

5. Method of Payment. The Company shall pay the purchase price for any Shares repurchased by it hereunder in cash.

6. Restrictions on Transfer. In no event, without limitation, may the Stockholder sell, assign, transfer, pledge, mortgage, encumber or dispose of all or any of the Shares except to the Company or as expressly provided in the Stockholders’ Agreement. Any attempted sale, assignment, transfer, pledge, hypothecation, mortgage, disposition or encumbrance of any Shares other than in accordance with this Agreement and the Stockholders’ Agreement shall be null and void and the Company shall not (1) recognize any such sale, assignment, transfer, pledge, hypothecation, mortgage, disposition or encumbrance or (2) reflect in its stock register any change in registered ownership pursuant thereto.

7. Escrow Arrangement.

7.1. As security for the faithful performance by the Stockholder of the terms of this Agreement and to ensure the availability for delivery of the Shares upon exercise of the Company’s right to repurchase as set forth in Section 3, the Stockholder agrees to deliver to and deposit with the Company, as escrow agent (herein called in this capacity the “Escrow Agent”), concurrently with the execution hereof, a stock assignment duly endorsed to the Company (with date and number of Shares blank), together with the certificate or certificates evidencing the Shares. Said documents are to be held by the Escrow Agent and delivered by the Escrow Agent pursuant to the terms hereinafter provided:

7.2. In the event the Company exercises its right to repurchase as set forth in Section 3, the Company shall give to the Stockholder and the Escrow Agent a written notice specifying the number of Shares which it is electing to repurchase, the appropriate purchase price, and the time for a closing hereunder at the Company’s offices. At the closing, the Escrow Agent shall complete the stock assignment held in escrow and endorsed by such Stockholder and shall deliver the same, together with any certificates evidencing the Shares to be transferred, to the Company against the simultaneous delivery to the Stockholder of payment in the form specified in Section 5 above to such Stockholder for the aggregate purchase price for the Shares which the Company has repurchased. In the event the Escrow Agent tenders to the Company a certificate or certificates for more than the number of Shares being purchased, then the Company shall deliver to the Escrow Agent an appropriate replacement certificate registered in the Stockholder’s name, and the Escrow Agent shall deliver such replacement certificate to such Stockholder.

7.3. The Stockholder irrevocably authorizes the Company to deposit with the Escrow Agent any certificates evidencing Shares to be held by the Escrow Agent hereunder and any securities issued in exchange for or in respect of said Shares. The Stockholder does hereby irrevocably constitute and appoint the Escrow Agent as his attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such Shares and other securities negotiable and to complete any transactions herein contemplated. Subject to the provisions of this Section 7, the Stockholder shall exercise all rights and privileges of a stockholder of the Company while the Shares are held by the Escrow Agent.

7.4. All reasonable costs, fees and disbursements incurred by the Escrow Agent in connection with the performance of its duties hereunder shall be borne by the Company.

8. Failure to Deliver Shares. If the Stockholder becomes obligated to sell Shares to the Company under this Agreement and fails to deliver such Vested Shares or Unvested Shares to the Company in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to the Stockholder by registered mail, return receipt requested, the purchase price for such Shares, determined as is herein specified. Thereupon, the Company, upon written notice to the Stockholder, (i) shall cancel on its books the certificate or certificates representing the Shares to be sold; and (ii) shall issue, in lieu thereof, a new certificate or certificates in the name of the Company entitled thereto representing such Shares which may remain; and thereupon all of the Stockholder’s rights in and to such Shares shall terminate.

9. Rights as Stockholder, Adjustments. It is understood that the Stockholder has the right to vote all of the Shares held by him and that he shall be entitled to all dividends or distributions made by the Company arising in respect of the Shares, in cash, stock or other property, including warrants, options or other rights, subject to the provisions of the Stockholders Agreement. Upon the happening of any Recapitalization Event, the number of Shares or other securities that may be repurchased under this Agreement and the purchase price therefor shall be appropriately adjusted by the Board, whose determination shall be conclusive.

10. Indemnity. The Stockholder hereby indemnifies and agrees to hold the Company harmless from and against all losses, damages, liabilities and expenses (including without limitation reasonable attorneys fees and charges) resulting from any breach of any representation, warranty, or agreement of the Stockholder in this Agreement.

11. Legend. All certificates evidencing any of the Shares subject to this Agreement shall bear a legend in substantially the following form (the “Restricted Stock Legend”), in addition to any other legends that may be required under federal or state securities laws or the Stockholders’ Agreement:

“The shares represented by this certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and conditions of a certain Restricted Stock Purchase Agreement, as amended, a copy of which the Company will furnish to the holder of this certificate upon request and without charge.”

Subject to the Repurchase Rights pertaining to Vested Shares in Section 3 above, from and following the date that any Share becomes a Vested Share, the Stockholder may, at his option or election, deliver to the Escrow Agent and the Company a direction to release any such Vested Share(s) from the escrow arrangement of Section 7 hereof and remove the Restricted Stock Legend from the certificate or certificates evidencing such Vested Share(s). Promptly thereafter, the Escrow Agent and Company shall undertake such actions as are necessary to deliver to the Stockholder a certificate or certificates, with the Restricted Stock Legend removed, representing such Vested Shares, including such actions as delivering appropriate replacement certificates registered in the Stockholder’s name (a) to the Stockholder directly in the case of Vested Shares, with the Restricted Stock Legend removed and (b) to the Escrow Agent in the case of any remaining Unvested Shares, with the Restricted Stock Legend in place. All costs and expenses incurred in connection with removal of the Restricted Stock Legend shall be borne by the Company.

12. No Obligation as to Employment. The Company and MSC are not by reason of this Agreement obligated to continue to employ the Stockholder in any capacity.

13. Governing Law; Successors and Assigns. This Agreement shall be construed in accordance with and governed by the laws of Delaware and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

14. Notices. All notices given hereunder shall be in writing and shall be personally delivered, mailed, postage prepaid, telecopied or telegraphed or delivered by any nationally recognized delivery service to the address specified below or such other address of a party (as such party may subsequently notify the other parties in writing:

If to the Company:

c/o Monitor Clipper Partners, LLC

Two Canal Park, Fourth Floor

Cambridge, MA 02141

Attn: Adam Doctoroff

Fax: (617) 252-2211

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Attn: Winthrop G. Minot

Fax: (617) 951-7050

If to the Stockholder:

Patrick G. Dills

114 E. Sixth Street

Hinsdale, IL 60521

Fax: (630) 920-0654

with a copy to:

Schwartz Cooper

180 N. LaSalle Street

Suite 2700

Chicago, Illinois 60601

Attn: Michael J. Legamaro

Fax: (312) 264-2506

15. Entire Agreement and Amendments. This Agreement and the Stockholders’ Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by an agreement signed by the Company and the Stockholder.

16. Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

17. Severability. If any provision or this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

18. Counterparts. This Agreement may be executed in counterparts, and not all parties need execute the same counterpart.

IN WITNESS WHEREOF, this Agreement has been executed as an instrument under seal as of the date and year first above written.

MCP-MSC Acquisition, Inc.

By:	/s/ Gary S. Jensen
Name:	Gary S. Jensen
Title:	CFO

STOCKHOLDER:

/s/ Patrick G. Dills
Patrick G. Dills

EXHIBIT A

NAME AND ADDRESS:	Patrick G. Dills 114 E. Sixth Street Hinsdale, IL 60521

NUMBER OF RESTRICTED SHARES	300,000

PRICE PER SHARE	$0.001

FAIR MARKET VALUE PER SHARE*	$0.88

*	The fair market value of the Restricted Shares is an estimate and subject to change.

[Stock Power Separate from Certificate]

FOR VALUE RECEIVED,                                  hereby sells, assigns and transfers unto MCP-MSC Acquisition, Inc.          shares of the common stock, par value $0.001 per share, of MCP-MSC Acquisition, Inc. (the “Corporation”) represented by Certificate No.         , and does hereby irrevocably constitute and appoint                                  as its attorney to transfer the said stock on the books of the Corporation with full power of substitution.

Assignor:

Witness	Name:

Dated: , 200